Exhibit 99

Press Release

For Immediate Release	Inquiries:	Jeanne A. Leonard
April 23, 2007		Liberty Property Trust
610/648-1704
LIBERTY PROPERTY TRUST ANNOUNCES
FIRST QUARTER RESULTS
Malvern, PA — Liberty Property Trust (NYSE:LRY) reported that net income per common share (diluted) was $0.43 per share for the quarter ended March 31, 2007, compared to $1.01 per share for the quarter ended March 31, 2006. Net income for the first quarter of 2007 includes gains on the sale of properties of $0.03 per share, compared with $0.66 per share in gains for the same period in 2006.
Funds from operations available to common shareholders (diluted) (“FFO”) for the first quarter of 2007 was $0.80 per share, compared to $0.77 per share for the first quarter of 2006. Operating results for the first quarter of 2007 include lease termination fees of $0.7 million or approximately $0.01 per share. A reconciliation of GAAP net income to FFO is included in the financial tables accompanying this press release.
“In the first quarter of 2007, Liberty continued to provide quality, sustainable earnings for shareholders while executing a strategic plan that is repositioning the company for increased growth,” said Bill Hankowsky, Liberty’s chairman and chief executive officer. “We have enhanced Liberty’s geographical exposure with our entrance into the Phoenix market and significant sales in Michigan, we have provided our capable local teams with much-needed inventory through the acquisition of a significant amount of value-add vacancy, and we have continued to expand our development pipeline. These strategic moves were executed against a backdrop of the continuing strengthening of our markets, which contributed to the quarter’s strong same store growth.”
Portfolio Performance
Leasing: At March 31, 2007 Liberty’s in-service portfolio of 66.5 million square feet was 92.1% occupied, compared to 94.2% at the end of the fourth quarter of 2006. This decrease in occupancy is primarily due to the acquisition of more than 1.3 million square feet of vacant space during the quarter.
Same Store Performance: Property level operating income for same store properties increased by 4.9% on a cash basis and by 4.0% on a straight line basis for the first quarter of 2007 compared to the same quarter in 2006.
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Liberty Property Trust 1Q 2007 Earnings -2-
Real Estate Investments
Development: During the first quarter, Liberty brought into service three development properties totaling 213,000 square feet. At quarter-end the properties were 78.6% leased at a yield of 6.9% on the company’s investment of $25.1 million. The expected stabilized yield on these developments is 9.1%. In addition, a joint venture in which the company holds a 25% interest brought into service one development property totaling 203,000 square feet. At quarter-end this property was 100% leased at a yield of 7.8% on the joint venture’s investment of $11.0 million.
During the first quarter, Liberty began development of three properties totaling one million square feet, with an expected total investment of $82.3 million. The properties consist of an 838,000 square foot distribution center in Chambersburg, Pennsylvania, a 96,000 square foot office building in Boca Raton, Florida, and a 90,000 square foot office building in Tampa, Florida.
As of March 31, 2007, Liberty had 8.0 million square feet of wholly-owned and joint venture properties under development. This activity represents a total investment of $1.1 billion, with an expected yield of 8.7%. The properties were 52.2% leased at quarter-end.
Acquisitions: During the first quarter, Liberty acquired nine properties for $131.6 million. The properties include:
•	in Houston, Texas, five industrial buildings totaling 902,000 square feet. These properties were 1% leased at March 31;

•	in Phoenix, Arizona, two office buildings totaling 181,000 square feet at Allred Cotton Center. Both buildings are vacant. Liberty expects to purchase eight additional office properties totaling 566,000 square feet at Allred Cotton Center during the second quarter of 2007;

•	in Tolleson, Arizona, a vacant, 227,000 square foot distribution building;

•	In Eden Prairie, Minnesota, a 345,000 square foot office building. This property was purchased vacant, but was immediately leased in its entirety.
Dispositions: During the first quarter, Liberty sold 19 office and flex properties in Michigan containing 883,000 square feet, for $84.2 million.
About the Company
Liberty Property Trust (NYSE:LRY) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 67 million square foot portfolio includes more than 700 properties which provide office, distribution and light manufacturing facilities to 2,100 tenants.
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Liberty Property Trust 1Q 2007 Earnings -3-
Additional information about the Company, including Liberty’s Quarterly Supplemental Package with detailed financial information is available in the Investors section of the Company’s web site at www.libertyproperty.com. If you are unable to access the web site, a copy of the supplemental package may be obtained by contacting Liberty by phone at 610-648-1704, or by e-mail to jleonard@libertyproperty.com.
Liberty will host a conference call during which management will discuss first quarter results, on Tuesday, April 24, 2007, at 2:00 p.m. eastern time. To access the conference call in the United States or Canada, please dial 1-888-870-2815. For international access, dial 706-643-7691. No password or code is needed. A replay of the call will be available by dialing 1-800-642-1687 for US/Canada participants or 706-645-9291 for international participants. A passcode is needed for the replay: 4530202. The call can also be accessed via the Internet on the Investors page of Liberty’s web site at www.libertyproperty.com for one week following the call.
The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors include, without limitation, the uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, the financial condition of tenants, the uncertainties of real estate development and construction activity, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes, potential liability relative to environmental matters and other risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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Liberty Property Trust
Statement of Operations
March 31, 2007
(In thousands, except per share amounts)

	Quarter Ended
	March 31, 2007	March 31, 2006
	(Unaudited)
Operating Revenue
Rental	$121,374	$110,859
Operating expense reimbursement	54,513	47,588

Total operating revenue	175,887	158,447

Operating Expenses
Rental property	39,375	33,794
Real estate taxes	17,359	16,547
General and administrative	13,339	9,978
Depreciation and amortization	38,277	34,055

Total operating expenses	108,350	94,374

Operating Income	67,537	64,073

Other Income/Expense
Interest and other	2,949	1,823
Interest	(28,156)	(29,413)

Total other income/expense	(25,207)	(27,590)

Income before property dispositions, income taxes, minority interest and equity in earnings of unconsolidated joint ventures	42,330	36,483
Gain on property dispositions	152	45
Income taxes	(301)	(375)
Minority interest	(5,596)	(4,656)
Equity in earnings of unconsolidated joint ventures	729	175

Income from continuing operations	37,314	31,672

Discontinued operations net of minority interest (including net gain on property dispositions of $2,801 and $59,530 for the quarters ended March 31, 2007 and 2006)	2,384	58,755

Net Income	$39,698	$90,427

Basic income per common share
Continuing operations	$0.41	$0.35

Discontinued operations	$0.03	$0.67

Total basic income per common share	$0.44	$1.02

Diluted income per common share
Continuing operations	$0.40	$0.36

Discontinued operations	$0.03	$0.65

Total diluted income per common share	$0.43	$1.01

Weighted average shares
Basic	91,036	88,326

Diluted	92,018	89,876

Liberty Property Trust
Statement of Funds From Operations
March 31, 2007
(Unaudited and in thousands, except per share amounts)

	Quarter Ended
	March 31, 2007		March 31, 2006
		Per		Per
		Weighted		Weighted
		Average		Average
	Dollars	Share	Dollars	Share

Reconciliation of net income to FFO — basic:
Basic — income available to common shareholders	$39,698	$0.44	$90,427	$1.02

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	841		553
Depreciation and amortization	37,927		36,591
Gain on property dispositions	(3,387)		(59,646)
Minority interest share in addback for depreciation and amortization and gain on property dispositions	(1,546)		857

Funds from operations available to common shareholders — basic	$73,533	$0.81	$68,782	$0.78

Reconciliation of net income to FFO — diluted:
Diluted — income available to common shareholders	$39,698	$0.43	$90,427	$1.01

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	841		553
Depreciation and amortization	37,927		36,591
Gain on property dispositions	(3,387)		(59,646)
Minority interest excluding preferred unit distributions	1,815		3,582

Funds from operations available to common shareholders — diluted	$76,894	$0.80	$71,507	$0.77

Reconciliation of weighted average shares:
Weighted average common shares — all basic calculations	91,036		88,326
Dilutive shares for long term compensation plans	982		1,550

Diluted shares for net income calculations	92,018		89,876
Weighted average common units	4,190		3,518

Diluted shares for funds from operations calculations	96,208		93,394

The Company believes that the calculation of Funds from operations is helpful to investors and management as it is a measure of the Company’s operating performance that excludes depreciation and amortization and gains and losses from property dispositions. As a result, year over year comparison of Funds from operations reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, management believes that Funds from operations provides useful information to the investment community about the Company’s financial performance when compared to other REIT’s since Funds from operations is generally recognized as the standard for reporting the operating performance of a REIT. Funds from operations available to common shareholders is defined by NAREIT as net income (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations available to common shareholders does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. Funds from operations available to common shareholders also does not represent cash flows generated from operating, investing or financing activities as defined by GAAP.

Liberty Property Trust
Balance Sheet
March 31, 2007
(In thousands, except share amounts)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Real estate:
Land and land improvements	$706,318	$677,081
Building and improvements	3,872,496	3,803,148
Less: accumulated depreciation	(824,213)	(804,025)

Operating real estate	3,754,601	3,676,204

Development in progress	650,879	538,303
Land held for development	241,169	195,332

Net real estate	4,646,649	4,409,839

Cash and cash equivalents	37,859	53,737
Restricted cash	30,233	55,671
Accounts receivable	26,412	23,809
Deferred rent receivable	73,027	71,894
Deferred financing and leasing costs, net of accumulated amortization (2007, $105,438; 2006, $100,406)	134,817	129,375
Investment in unconsolidated joint ventures	48,146	47,196
Assets held for sale	10,291	51,084
Prepaid expenses and other assets	64,792	68,306

Total assets	$5,072,226	$4,910,911

Liabilities
Mortgage loans	$183,867	$185,978
Unsecured notes	1,955,000	1,955,000
Credit facility	397,960	246,960
Accounts payable	44,470	40,633
Accrued interest	28,945	36,297
Dividend payable	59,414	58,961
Other liabilities	223,995	217,751

Total liabilities	2,893,651	2,741,580

Minority interest	297,321	297,727

Shareholders’ Equity
Common shares of beneficial interest, $.001 par value, 187,987,000 shares authorized, 91,698,386 (includes 59,100 in treasury) and 90,972,979 (includes 59,100 in treasury) shares issued and outstanding as of March 31, 2007 and December 31, 2006, respectively	92	91
Additional paid-in capital	1,932,737	1,906,403
Accumulated other comprehensive income	20,757	20,323
Distributions in excess of net income	(71,005)	(53,886)
Common shares in treasury, at cost, 59,100 shares as of March 31, 2007 and December 31, 2006, respectively	(1,327)	(1,327)

Total shareholders’ equity	1,881,254	1,871,604

Total liabilities & shareholders’ equity	$5,072,226	$4,910,911